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                                                                    EXHIBIT 10.9

 THIS PROMISSORY NOTE, AND ALL PAYMENTS HEREUNDER, ARE EXPRESSLY SUBORDINATE IN
                  ALL RESPECTS TO THE MAKER'S INDEBTEDNESS TO
                              FARM CREDIT SERVICES

                     UNSECURED SUBORDINATED PROMISSORY NOTE

  $                                                      Boulder, Colorado
   ----------------                                        March 20, 1997


     For value received, HORIZON ORGANIC DAIRY, INC., a Colorado corporation (the "Maker"), whose address is 7490 Clubhouse Road, Suite 100, Boulder, Colorado 80301, promises to pay to the order of ________________________________________________________________ (the "Holder"),
whose address is _______________________________________________________, the
principal sum of __________________________________________ ($______________),
plus interest on the unpaid balance from the date stated above until paid in full at the "Interest Rate" as hereafter defined.

     This Note is given by Maker to Holder pursuant to the terms and conditions of the Acquisition Agreement of even date herewith (the "Acquisition Agreement") among Maker, Holder and others. This Note is subject to the terms and conditions set forth in the Acquisition Agreement to the extent that such terms and conditions are not expressly set forth herein, including, without limitation partial acceleration of the principal due hereunder, certain offset rights and Holder's subordination obligations.

     For purposes of this Note, "Interest Rate" means a rate per annum equal to one percent (1%) plus a varying rate per annum that is equal to the prime rate as announced in the Wall Street Journal, which rate represents the base rate on corporate loans posted by at least seventy-five percent (75%) of the nation's thirty (30) largest banks on the date of this Note and September 30 and March 31 of each year, with the first adjustment made on September 30, 1997. Interest shall be paid monthly in arrears on the last day of each month, with the first installment due on April 30, 1997.

     The entire unpaid balance of principal and all accrued but unpaid interest on this Note is due and payable in full upon the earlier of: (i) the fifth anniversary of the "First Closing Date" as defined in the Acquisition Agreement;
(ii) such time that Maker or its assign completes an initial public offering of its common stock pursuant to an effective registration statement filed with the Securities and Exchange Commission; (iii) Maker fails to make any payment due hereunder, which failure continues for ten (10) days after Holder's delivery of notice of default to Maker; (iv) immediately in the event Maker files for bankruptcy or similar protection from creditors, consents to the filing against it of an involuntary petition in bankruptcy, or otherwise admits in writing that it is insolvent; (v) Maker fails to perform any of its other, non-monetary obligations hereunder or under the Acquisition Agreement as and when due, which failure continues for thirty (30) days after Holder's delivery of written notice to Maker; or (vi) Maker materially breaches any warranty or representation in the Acquisition Agreement, which breach is not cured within thirty (30) days after Holder's delivery of written notice to Maker.
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     All payments due under this Note shall be made on the day when due to
Holder at Holder's address set forth in the first paragraph, or at such other place as Holder may designate from time to time.

     The Maker waives presentment for payment, protest and notice of nonpayment and protest. Maker hereby waives and releases any offset, subrogation and any other rights and claims which it may now or hereafter have against Holder which would discharge or reduce Maker's unconditional obligation to pay to Holder all amounts due to Maker in accordance with the terms set forth in this Note.

     If the principal balance owed hereunder is not paid when due, including following the acceleration of the due date as herein provided, the entire amount of unpaid principal shall thereafter accrue interest at the rate of five percent (5%) per annum over the Interest Rate until paid in full. In the event of default, Holder may also elect all or any of the following additional rights:
(i) Holder may offset any debt which Holder may then or thereafter owe Maker against the amounts owed Holder hereunder; and (ii) Maker agrees to pay all reasonable costs of collection, including court costs, expenses and reasonable attorneys' fees incurred in negotiations and litigation.

     No indulgences granted from time to time under this Note shall be construed as a waiver of Holder thereafter to insist upon strict compliance with the terms of this Note or to affect any other right granted hereunder by the laws of the State of Colorado.

     The Maker shall have the right at any time without penalty to prepay the entire unpaid balance of principal and accrued interest upon this Note. The Maker may assign its obligations hereunder to one or more of its affiliates without Holder's consent, but such assignment shall not discharge Maker's obligations to Holder hereunder.

     This Note and its validity, construction and performance shall be governed in all respects by the laws of the State of Colorado. Any notice required or allowed to be given under this Note shall be given in the manner provided under the Acquisition Agreement.

     THE UNDERSIGNED HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF, BASED ON OR PERTAINING TO, THIS PROMISSORY NOTE.

     Dated this day and year set forth above.

                                 HORIZON ORGANIC DAIRY, INC.


                                 By:
                                    -----------------------------
                                    Barnet M. Feinblum, President

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